SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant         X
                               ---
Filed by a Party other than the Registrant      |_|

Check the appropriate box

      Preliminary Proxy Statement
---
 X    Definitive Proxy Statement
---
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
---

                          Bio-Technology General Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X    No fee required
---
      Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.
---

1)    Title of each class of securities to which transaction applies:

________________________________________________________________________________

2)    Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

________________________________________________________________________________

4)    Proposed maximum aggregate value of transaction:

________________________________________________________________________________

5)    Total Fee Paid:

________________________________________________________________________________

      Fee paid previously with preliminary materials
---
--- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount previously paid:___________________________________________________

2)    Form, Schedule or Registration Statement No.______________________________

3)    Filing party:_____________________________________________________________

4)    Date Filed:_______________________________________________________________

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 Wood Avenue South
                            Iselin, New Jersey 08830
                                 (908) 632-8800


                                                                  April 30, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday, June 18, 1997, at The University Club, 1 West 54th Street, New York, New York.

     This year, in addition to electing directors, you are being asked to approve the adoption of the Company's 1997 Stock Option Plan for Non-Employee Directors and to approve an amendment to the Company's 1992 Stock Option Plan to increase the number of shares which may be issued thereunder. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                  Very truly yours,

                                  /s/ SIM FASS
                                  ---------------------------------------
                                  SIM FASS
                                  Chairman of the Board, President and
                                  Chief Executive Officer

                          BIO-TECHNOLOGY GENERAL CORP.

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------

                                                              New York, New York
                                                                  April 30, 1997



     Notice is hereby given that the Annual Meeting of Stockholders of Bio-Technology General Corp. will be held on Wednesday, June 18, 1997, at 11:00 a.m., at The University Club, 1 West 54th Street, New York, New York for the following purposes:

          (1) To elect nine directors to serve for the ensuing year;

          (2) To consider and vote upon a proposal to adopt the 1997 Stock Option Plan for Non-Employee Directors;

          (3) To consider and vote upon a proposal to amend the Company's 1992 Stock Option Plan to increase the number of shares which may be issued thereunder; and

          (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 28, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          ROY L. GOLDMAN
                                            Secretary

                          BIO-TECHNOLOGY GENERAL CORP.
                              70 WOOD AVENUE SOUTH
                            ISELIN, NEW JERSEY 08830

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                               GENERAL INFORMATION


PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Bio-Technology General Corp. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 18, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 1, 1997 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all nominees for director in accordance with Proposal No. 1, to approve Proposals No. 2 and 3 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 28, 1997 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On April 28, 1997 there were 46,612,586 shares of Common

Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting of Stockholders is discussed under each item.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of March 31, 1997 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                    AMOUNT AND NATURE OF
                                                   BENEFICIAL OWNERSHIP OF           PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                COMMON STOCK                 COMMON STOCK
------------------------                           -----------------------           --------------
George D. Bjurman & Associates ....................     2,915,790(1)                      6.24%
 10100 Santa Monica Boulevard, Suite 1200
 Los Angeles, California 90067
Grace Brothers, Ltd. ..............................     2,869,700(2)                      6.14%
 1560 Sherman Avenue, Suite 900
 Evanston, Illinois 60201
Herbert J. Conrad .................................        20,704(3)                      *
Sim Fass ..........................................       605,000(4)                      1.28%
Marian Gorecki ....................................       212,500(5)                      *
David Haselkorn ...................................       257,500(6)                      *
Hoffer Kaback .....................................           704(7)                      *
Nadim Kassem ......................................       141,750(8)                      *
Charles MacDonald .................................         1,384(9)                      *
Moses Marx ........................................       469,629(10)                     1.01%
William Pursley ...................................        18,750(11)                     *
Allan Rosenfield ..................................           -- (12)                     --


                                       2

                                                    AMOUNT AND NATURE OF
                                                   BENEFICIAL OWNERSHIP OF           PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                COMMON STOCK                 COMMON STOCK
------------------------                           -----------------------           --------------
David Tendler .....................................        21,813(13)                         *
Virgil Thompson ...................................        15,000(14)                         *
Dan Tolkowsky .....................................        49,512                             *
Faye Wattleton ....................................           -- (12)                     --
Herbert Weissbach .................................           -- (12)                     --
All directors and executive officers as a group
   (15 persons) ...................................     1,836,746(15)                     3.85%

----------

*    Represents less than one percent of the Company's Common Stock.

(1) This figure is based upon information set forth in an amended Schedule 13G, filed with the SEC on January 10, 1997 by George D. Bjurman & Associates (the "Schedule 13G"). The Schedule 13G states that as of December 31, 1996, George D. Bjurman & Associates was the beneficial owner of 2,915,790 shares of Common Stock and that, as an investment adviser, it shares the power to vote and to dispose of all 2,915,790 shares only to the extent that its clients may be able to give instructions that would supersede George D. Bjurman & Associates' otherwise full discretionary authority over the disposition or voting of the securities in its portfolios.

(2) This figure is based upon information set forth in an amended Schedule 13D, filed with the SEC on January 30, 1997 by Grace Brothers, Ltd. and Bradford Whitmore (the "Schedule 13D"). The Schedule 13D states that as of January 29, 1997, Grace Brothers, Ltd. was the beneficial owner of 1,530,614 shares of Common Stock, with the sole power to vote and to dispose of such shares. The Schedule 13D also states that Grace Brothers, Ltd. may also be deemed to be the beneficial owner of 930,400 shares of Common Stock held of record by Grace Holdings, L.P. and 408,686 shares of Common Stock held of record by Grace Brothers International, Ltd. The Schedule 13D states that both Grace Holdings, L.P. and Grace Brothers International, Ltd. are substantially wholly-owned subsidiaries of Grace Brothers, Ltd. In addition, the Schedule 13D states that Grace Brothers, Ltd. may be deemed to have shared voting and dispositive power of all the shares of Common Stock held by Grace Brothers International, Ltd. and Grace Holdings, L.P. This figure does not include the shares owned by Bradford Whitmore, a former director of the Company and a general partner of Grace Brothers, Ltd. Based upon the Schedule 13D, as of January 29, 1997, Mr. Whitmore owned 4,429 shares of Common Stock and options to purchase an additional 15,000 shares of Common Stock.

(3) Includes 20,000 shares which may be acquired through the exercise of stock options.

(4) Includes 430,000 shares which may be acquired through the exercise of stock options. Does not include 232,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997.

(5) Includes 172,500 shares which may be acquired through the exercise of stock options. Does not include 135,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997.

(6) Includes 197,500 shares which may be acquired through the exercise of stock options. Does not include 177,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997.

(7)  Mr. Kaback is not standing for re-election as a director.

(8) Includes 123,750 shares which may be acquired through the exercise of stock options. Does not include 81,250 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997.

(9) Does not include 5,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997. Mr. MacDonald is not standing for re-election as a director.

(10) Information included herein concerning the shares of Common Stock owned beneficially by Moses Marx was taken from a Form 4 that was filed with the SEC by Mr. Marx for March 1997. The information concerning options owned by Mr. Marx was derived from the Company's records. The shares beneficially owned by Mr. Marx include (a) 450,000 shares of Common Stock held by (i) Momar Corp. (400,000 shares) and (ii) United Equities (Commodities) Company (50,000 shares); (b) options Mr. Marx owns to purchase 15,000 shares of Common Stock; and (c) 4,629 shares of Common Stock which Mr. Marx owns. Mr. Marx, United Equities (Commodities) Company and Momar Corp. filed a joint
     Schedule 13D on October 22, 1996 which stated that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(11) Consists of shares which may be acquired upon the exercise of options. Does not include 107,500 sharesof Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997.

(12) Nominee for director. Upon election as a director, will receive an option to purchase 20,000 shares of Common Stock pursuant to the Company's 1992 Stock Option Plan for Outside Directors. See "Executive
     Compensation--Compensation of Directors."

(13) Includes 15,000 shares which may be acquired through the exercise of stock options. Does not include 5,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997.

(14) Consists of shares which may be acquired upon the exercise of options. Does not include 5,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 31, 1997.

(15) Includes 400,000 shares beneficially owned by Momar Corp., 50,000 shares beneficially owned by United Equities (Commodities) Company (see Note 10), and 1,030,000 shares of Common Stock which may be acquired upon the exercise of stock options.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

     Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                                 YEAR FIRST
DIRECTOR                             AGE       BECAME DIRECTOR    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------                             ---       ---------------    ------------------------------------------------
Herbert J. Conrad .................  64             1993          Retired; President of Roche Pharmaceuticals
                                                                    Division, Hoffmann-La Roche from December
                                                                    1981 until September 1993. (1)

Sim Fass ..........................  55             1983          Chairman of the Board since March 1997;
                                                                    President/CEO of the Company and President
                                                                    of Bio-Technology General (Israel) Ltd., the
                                                                    Company's wholly-owned subsidiary ( "BTG
                                                                    Israel "), since May 1984; Treasurer of the
                                                                    Company since August 1983; Chief Operating
                                                                    Officer of BTG Israel between August 1983
                                                                    and May 1987.(1)(2)

Moses Marx ........................  61             1994          Partner of United Equities Company since
                                                                    June 1954 and partner of United Equities
                                                                    (Commodities) Company since January 1972.
                                                                    (1)(3)

Allan Rosenfield ..................  64               --          Dean, School of Public Health, Joseph R.
                                                                    DeLamar Professor of Public Health and
                                                                    Professor of Obstetrics and Gynecology,
                                                                    Columbia University, since 1986.

David Tendler .....................  59             1994          Chairman of the Board of Tendler Beretz
                                                                    L.L.C. since January 1985; Chairman of
                                                                    Melville BioLogics Inc. since February 1995;
                                                                    Co-Chairman and Chief Executive Officer of
                                                                    Phibro-Salomon, Inc. (now Salomon, Inc.)
                                                                    from May 1982 until October 1984. (1)(3)(4)

Virgil Thompson ...................  57             1994          President and Chief Executive Officer of
                                                                    Cytel Corporation since January 1996;
                                                                    President and Chief Executive Officer of
                                                                    CIBUS Pharmaceutical, Inc. from July 1994
                                                                    until January 1996; President from August
                                                                    1991 to August 1993 and Executive Vice
                                                                    President from March 1986 to August 1991 of
                                                                    Syntex Laboratories, Inc. (3)(4)


                                                      5

                                                 YEAR FIRST
DIRECTOR                             AGE       BECAME DIRECTOR    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------                             ---       ---------------    ------------------------------------------------

Dan Tolkowsky .....................  76             1985          Partner at Adler & Tolkowsky Management
                                                                    Associates, the general partner of Athena
                                                                    Venture Partners L.P., a venture capital
                                                                    partnership, since May 1985; prior thereto,
                                                                    Vice Chairman and Managing Director of
                                                                    Discount Investment Corporation (Tel-Aviv);
                                                                    Chairman of the Executive Committee of BTG
                                                                    Israel from 1983 through October 1989.
                                                                    (3)(4)

Faye Wattleton ....................  53               --          President of the Center for Gender Equality
                                                                    since 1994; President of Planned Parenthood
                                                                    Federation of America, Inc. (New York) from
                                                                    1978 to 1992.

Herbert Weissbach .................  65               --          Distinguished Research Professor, Department
                                                                    of Biological Sciences, Florida Atlantic
                                                                    University, since January 1997; prior
                                                                    thereto, Vice President, Hoffmann-LaRoche
                                                                    Inc. from 1983 to 1996; Director, Roche
                                                                    Institute of Molecular Biology from 1983 to
                                                                    1996.

-------------


(1)  Member of the Executive Committee of the Board of Directors.

(2) Pursuant to Dr. Fass' employment agreement with the Company, the Company has agreed to nominate Dr. Fass for election as a director during all periods when Dr. Fass serves as President and Chief Executive Officer of the Company. See "Executive Compensation--Employment Agreements."

(3) Member of the Compensation and Stock Option Committee of the Board of Directors.

(4)  Member of the Audit Committee of the Board of Directors.

     Mr. Conrad is a director of Gensia, Inc., Dura Pharmaceuticals, Inc., GenVec Inc. and Urocor Inc. Mr. MacDonald, a director of the Company who is not standing for re-election at the Annual Meeting of Stockholders,is a director of LIVE Entertainment Inc. Mr. Marx is a director of The Cooper Companies, Inc. and Cooper Life Sciences, Inc. Mr. Thompson is a director of Cytel Corporation, Cypros Pharmaceuticals Corp. and Anadigm Corporation. Ms. Wattleton is a director of Empire Blue Cross & Blue Shield, Estee Lauder Companies, the Henry
J. Kaiser Family Foundation, the Institute for International Education, Leslie Fay Companies, Thirteen/WNET, Quidel Corporation, the Women's Environment and Development Organization and Columbia University School of Public Health.

     On December 6, 1994 the Board reestablished the Executive Committee to exercise, to the extent authorized by law, all of the powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Herbert Conrad, Sim Fass, Charles MacDonald, Moses Marx and David Tendler are the current members of the Executive Committee. During the fiscal year ended December 31, 1996 the Executive Committee held five meetings.

     In November 1989, the Board formed an Audit Committee which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. Messrs. Hoffer Kaback (a director of the Company who is not standing for re-election at the Annual Meeting of Stockholders), David Tendler, Virgil Thompson and Dan Tolkowsky are the current members of the Audit Committee. During the fiscal year ended December 31, 1996, the Audit Committee held three meetings.

     In January 1990, the Board formed a Compensation Committee. In May 1990, the Board combined the Compensation Committee and the Stock Option Plan Committee to form the Compensation and Stock Option Committee to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's stock option plans. Messrs. Moses Marx, David Tendler, Virgil Thompson and Dan Tolkowsky are the current members of the Compensation and Stock Option Committee. During the fiscal year ended December 31, 1996, the Compensation and Stock Option Committee acted by unanimous written consent in lieu of a meeting one time and held three meetings.

     During the fiscal year ended December 31, 1996, the Board of Directors held five meetings. Each director attended at least 75% of the meetings of the Board of Directors held when he was a director and of all committees of the Board of Directors on which he served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except Marian Gorecki failed to file two Form 4s, each for one transaction, on a timely basis and Moses Marx failed to file a Form 4, for one transaction, on a timely basis.

VOTE REQUIRED

     The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1--ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             EXECUTIVE COMPENSATION

         The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for such period in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM       ALL OTHER
                                                         ANNUAL COMPENSATION      COMPENSATION  COMPENSATION(1)
                                                     -------------------------    ------------  ---------------
                                           FISCAL
NAME AND PRINCIPAL POSITION(2)              YEAR     SALARY ($)    BONUS($)(3)     OPTIONS(#)
------------------------------              ----     ----------    -----------     ----------
Sim Fass .................................  1996       $298,500     $110,000          90,000        $4,750(4)
 Chairman of the Board,                     1995        282,500      100,000          60,000         4,620(4)
 President and Chief                        1994        264,583      115,000         120,000         4,620(4)
 Executive Officer

David Haselkorn ..........................  1996        187,626       80,000          75,000            --
 Senior Vice President and                  1995        177,102       70,000          50,000            --
 Chief Operating Officer;                   1994        163,750       60,000          80,000            --
 General Manager of BTG-Israel

Marian Gorecki ...........................  1996        175,000       58,000          55,000            --
 Senior Vice President-                     1995        163,102       55,000          35,000            --
 Chief Technical Officer                    1994        148,750       40,000          70,000            --

Nadim Kassem .............................  1996        200,500       30,000          30,000         4,750(4)
 Senior Vice President-                     1995        190,500       25,000          20,000         4,620(4)
 Chief Medical Officer                      1994        178,750       30,000          60,000         4,620(4)

William H. Pursley(5) ....................  1996        182,500       60,000          70,000        66,717(6)
 Senior Vice President-                     1995        123,958         --            75,000         4,620(4)
 Marketing, Sales and
 Commercial Development
----------

(1) Pursuant to the SEC's rules on executive compensation disclosure, "All Other Compensation" does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year.

(2) Each of the Named Executive Officers is a party to an employment agreement with the Company. See "--Employment Agreements."

(3)  Bonuses paid during a fiscal year are for the prior fiscal year.


(4) Represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

(5)  Mr. Pursley joined the Company in April 1995.

(6) Represents the Company's matching contribution ($4,750) pursuant to its 401(k) defined contribution plan and the foregiveness of loan ($40,000) and $21,967 gross-up payment to cover taxes on foregiveness. See "--Employment Agreements."

     The following table sets forth information with respect to option grants in 1996 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                             NUMBER OF   % OF TOTAL                                       POTENTIAL REALIZABLE VALUE AT
                             SECURITIES   OPTIONS                                           ASSUMED ANNUAL RATES OF
                             UNDERLYING  GRANTED TO  EXERCISE     MARKET                    STOCK PRICE APPRECIATION
                              OPTIONS     EMPLOYEES   OR BASE    PRICE ON                      FOR OPTION TERM (3)
                              GRANTED     IN FISCAL    PRICE      DATE OF    EXPIRATION      -----------------------
NAME                           (#)(1)      YEAR (2)    ($/SH)      GRANT        DATE          5% ($)        10% ($)
----                           ------      --------    ------      -----       --------      --------     ----------
Sim Fass ....................  90,000       14.06%     $8.19       $8.19       06/26/06      $463,558     $1,174,748
David Haselkorn .............  75,000       11.72%      8.19        8.19       06/26/06       386,299        978,956
Marian Gorecki ..............  55,000        8.59%      8.19        8.19       06/26/06       283,286        717,901
Nadim Kassem ................  30,000        4.69%      8.19        8.19       06/26/06       154,519        391,583
William Pursley .............  70,000       10.94%      8.19        8.19       06/26/06       360,545        913,692

----------
(1) Options vest in four equal annual installments commencing on the first anniversary of the grant; however, options granted under the Company's 1992 Stock Option Plan and certain other options become immediately exercisable upon a change in control of the Company. See "--Employment Agreements."

(2) Based upon options to purchase 640,000 shares granted to all employees in 1996.

(3) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of the $8.19 stock price on the date of grant would result in a stock price of $13.34. The 10% rate of appreciation over the 10-year option term of the $8.19 stock price on the date of grant would result in a stock price of $21.24. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth information with respect to (i) stock options exercised in 1996 by the Named Executive Officers and (ii) unexercised stock options held by such individuals at December 31, 1996.

                           AGGREGATED OPTION EXERCISES
              IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED,
                                                              OPTIONS HELD AT FISCAL         IN-THE-MONEY OPTIONS AT
                                   SHARES                            YEAR END                 FISCAL YEAR END ($)(1)
                                 ACQUIRED ON     VALUE       --------------------------    ---------------------------
NAME                             EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                             ------------  ------------  -----------  -------------    -----------   -------------
Sim Fass(2) ...................    275,000      1,830,275      610,000       232,500        $5,605,626     $1,817,588
David Haselkorn(3) ............    270,000      1,797,750      197,500       177,500         1,714,288        177,500
Marian Gorecki(4) .............    140,000      1,081,200      202,500       135,000         1,829,826      1,044,862
Nadim Kassem(5) ...............     15,000         73,437      138,750        81,250         1,028,906        651,644
William Pursley(6) ............     18,750         94,628            0       126,250                 0        953,653

----------

(1) Based on a closing stock price of the Company's Common Stock on December 31, 1996 of $13.125.

(2) During 1996, Dr. Fass exercised options to purchase 255,000 shares of the Company's Common Stock at a price of $1.06 per share and options to purchase 20,000 shares of the Company's Common Stock at a price of $2.34 per share. The closing price of the Company's Common Stock on the dates of exercise ranged from $5.15625 to $11.50. Dr. Fass has retained ownership of 95,000 of these shares.

(3) During 1996, Dr. Haselkorn exercised options to purchase 90,000 shares of the Company's Common Stock at a price of $1.06 per share, 90,000 shares of the Company's Common Stock at a price of $2.34 per share and 90,000 shares of the Company's Common Stock at a price of $3.00 per share. The closing price of the Company's Common Stock on the dates of exercise ranged from $5.8125 to $11.00.

(4) During 1996, Dr. Gorecki exercised options to purchase 100,000 shares of the Company's Common Stock at a price of $2.34 per share and 40,000 shares of the Company's Common Stock at a price of $2.37 per share. The closing price of the Company's Common Stock on the dates of exercise ranged from $6.625 to $11.125. Dr. Gorecki has retained ownership of 28,500 of these shares.

(5) During 1996, Dr. Kassem exercised options to acquire 15,000 shares of the Company's Common Stock at a price of $3.00 per share. The closing price of the Company's Common Stock on the dates of exercise ranged from $7.25 to $8.9375. Dr. Kassem has retained ownership of 5,000 of these shares.

(6) On May 2, 1996, William Pursley exercised options to acquire 18,750 shares of the Company's Common Stock at a price of $2.3125 per share. The closing price of the Company's Common Stock on May 2, 1996 was $7.36.

EMPLOYMENT AGREEMENTS

     The Company and Sim Fass entered into an employment agreement dated as of January 1, 1990 (the "Fass Agreement") pursuant to which Dr. Fass has served as President and Chief Executive Officer of the Company. At January 1, 1996, the Fass Agreement was automatically renewed for another two year period, and will automatically be renewed for successive two year periods thereafter unless either party gives the other notice of nonrenewal. The Fass Agreement also provides that the Company will nominate Dr. Fass for election as a director during all periods when he serves as President and Chief Executive Officer of the Company. For his services, Dr. Fass is currently entitled to an annual salary of $307,000, with bonuses to be determined at the discretion of the Company's Board. In the event Dr. Fass' employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Fass Agreement at any time within two years following a "Change of Control of the Company," the Company shall pay Dr. Fass, for a period equal to the longer of (1) the remaining term of the Fass Agreement or (2) one year (such period being hereinafter referred to as the "Fass Severance Period") a monthly payment equal to $20,000, which amount shall be in lieu of any and all other payments due and owing to Dr. Fass under the terms of the Fass Agreement. During the Fass Severance Period, the Company shall continue to provide Dr. Fass with health, life and disability insurance. In the event the Company elects not to renew the Fass Agreement other than within two years following a "Change in Control of the Company," the Company is obligated to pay Dr. Fass a severance payment equal to the sum of one month's salary plus 1/12 of his most recently declared bonus for each year Dr. Fass has been employed by the Company.

     Pursuant to the Fass Agreement, all options granted or to be granted to Dr. Fass under any Company stock option plan shall become immediately exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse if (i) Dr. Fass' employment with the Company is terminated upon a determination by the Company's Board that the performance of his duties has not been fully satisfactory for any reason that would not constitute "justifiable cause" (as defined in the Fass Agreement), (ii) Dr. Fass dies or is disabled (as defined in the Fass Agreement) while employed by the Company, (iii) Dr. Fass is not nominated by the Company for re-election to the Company's Board, other than for justifiable cause, (iv) there shall occur a material reduction in Dr. Fass' duties, other than for justifiable cause, or (v) any event constituting a Change in Control of the Company shall occur while Dr. Fass is employed by the Company.

     For purposes of the Fass Agreement, the Haselkorn Agreement (as described below), the Gorecki Agreement (as described below) and the Pursley Agreement (as described below), a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Company and David Haselkorn entered into an employment agreement dated as of September 5, 1990 (the "Haselkorn Agreement") pursuant to which Dr. Haselkorn serves as Senior Vice President and Chief Operating Officer of the Company and General Manager of BTG Israel. At September 5, 1996, the Haselkorn Agreement was automatically renewed for an additional two year period, and will automatically be renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Dr. Haselkorn is currently entitled to an annual salary of $191,000 and to bonuses to be determined at the discretion of the Company's Board. In the event that Dr. Haselkorn's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Haselkorn Agreement at any time within two years following a "Change in Control of the Company," the Company is obligated to pay Dr. Haselkorn an amount equal to the greater of (i) one year's salary plus Dr. Haselkorn's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Dr. Haselkorn's most recently declared bonus multiplied by the number of years Dr. Haselkorn has been employed by the Company.

     BTG Israel and Marian Gorecki entered into an employment agreement dated as of September 5, 1990 (the "Gorecki Agreement") pursuant to which Dr. Gorecki serves as Senior Vice President and Chief Technical Officer of BTG Israel. At September 5, 1996, the Gorecki Agreement was automatically renewed for an additional two year period, and the Gorecki Agreement provides that it automatically will be renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Dr. Gorecki is currently entitled to an annual salary of $180,000 and to bonuses to be determined at the discretion of the Company's Board. In the event that Dr. Gorecki's employment is terminated by BTG Israel at any time for any reason other than justifiable cause, disability or death, or BTG Israel shall fail to renew the Gorecki Agreement at any time within two years following a "Change in Control of the Company," BTG Israel is obligated to pay Dr. Gorecki an amount equal to the greater of (i) one year's salary plus Dr. Gorecki's most recent bonus, if any, or (ii) the product of one month's salary plus 1/12 of Dr. Gorecki's most recently declared bonus multiplied by the number of years Dr. Gorecki has been employed by BTG Israel.

     The Company and Nadim Y. Kassem, M.D. entered into an employment agreement dated as of June 1, 1992 (the "Kassem Agreement") pursuant to which Dr. Kassem serves as Senior Vice President-Chief Medical Officer of the Company. At June 1, 1996, the Kassem Agreement was automatically renewed for an additional two year period, and will be automatically renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Dr. Kassem is currently entitled to an annual salary of $198,000 and to bonuses to be determined at the discretion of the Company's Board. In the event Dr. Kassem's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Kassem Agreement, the Company is obligated to pay Dr. Kassem, for a period equal to the longer of (1) the remaining term of the Kassem Agreement or (2) one year (such period being hereinafter referred to as the "Kassem Severance Period") a bi-monthly payment equal to 1/24 of his annual salary, which amount shall be in lieu of any and all other payments due and owing to Dr. Kassem under the terms of the Kassem Agreement. During the Kassem Severance Period, the Company shall continue to provide Dr. Kassem with health and disability insurance until the earlier of (1) one year or (2) such time as Dr. Kassem becomes eligible to participate in another employer's health and disability insurance plan.

     In connection with the commencement of his employment with the Company, Dr. Kassem was granted options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $6.50 per share, which options were to become exercisable in four annual installments of 25,000 shares each. On the date of grant of the option, the fair market value of the Company's Common Stock was $7.50. On June 1, 1996 these options became fully exercisable.

     Pursuant to the Kassem Agreement, the Company loaned to Dr. Kassem $40,000. The Company agreed to forgive repayment of the loan on June 1, 1993 if Dr. Kassem was then still an employee of the Company and under certain other circumstances. This loan was forgiven on June 1, 1993.

     The Company and William Pursley entered into an employment agreement dated as of April 24, 1995 (the "Pursley Agreement") pursuant to which Mr. Pursley serves as Senior Vice President-Marketing, Sales and Commercial Development of the Company. At April 24, 1997, the Pursley Agreement was automatically renewed for an additional two years, and the Pursley Agreement provides that it shall automatically be renewed for successive two year periods unless either party gives the other notice of nonrenewal. For his services, Mr. Pursley is currently entitled to an annual salary of $190,000 and to bonuses to be determined at the discretion of the Company's Board. In addition, pursuant to the Pursley Agreement the Company loaned $80,000 to Mr. Pursley. The loans bear interest at a rate of 6.8% per annum. Pursuant to the terms of one of the loans, the repayment of $40,000 of indebtedness was forgiven upon his relocation to New Jersey. The remaining $40,000 of indebtedness will become due on June 30, 1997 or sooner if Mr. Pursley ceases to be employed by the Company. Furthermore, in connection with the Pursley Agreement, Mr. Pursley was granted options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $2.3125 per share, the fair market value on the date of grant. Such options become exercisable in four annual installments of 18,750 shares each. In the event that Mr. Pursley's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the Pursley Agreement, the Company is obligated to pay Mr. Pursley an amount equal to his then annual salary, payable bi-weekly in equal installments.

COMPENSATION OF DIRECTORS

     The Company's non-employee directors are paid $10,000 annually in shares of the Company's Common Stock pursuant to the Company's Stock Compensation Plan for Outside Directors and $5,000 per annum in cash, payable quarterly. Upon becoming a director of the Company, non-employee directors also receive a one time grant of options to purchase 20,000 shares of the Company's Common Stock pursuant to the Company's 1992 Stock Option Plan for Outside Directors. In addition, beginning June 26, 1996, non-employee members of the Executive Committee are paid $5,000 per annum in cash, payable quarterly, and non-employee members of the Audit Committee and the Compensation and Stock Option Committee receive $1,000 for each committee meeting attended if not held on the same day as a meeting of the Board of Directors. All directors are reimbursed for their expenses in connection with attending meetings of the Company's Board. In addition, on January 31, 1996, the Board of Directors engaged Mr. Conrad as a consultant to the Company for 1996 with respect to research and development, strategic planning and the

Company's Oxandrin(R) product launch at a fee of $20,000. In addition, in March 1997 the Board of Directors engaged Mr. MacDonald as a financial adviser to the Company for the remainder of 1997 at a fee of $50,000.

     The Company has adopted a 1997 Stock Option Plan for Non-Employee Directors (the "1997 Directors Option Plan"), subject to stockholder approval, pursuant to which options to acquire a maximum aggregate of 500,000 shares of the Company's Common Stock may be granted to non-employee directors. Each person who is re-elected a non-employee director at the time the 1997 Directors Option Plan is approved by the stockholders will receive an option to purchase 7,500 shares of the Company's Common Stock on the date the 1997 Directors Option Plan is approved by the stockholders. In addition, under the 1997 Directors Option Plan, each director will receive an additional option to purchase 7,500 shares of Common Stock each year upon re-election as a director. The option exercise price per share of Common Stock will be the Fair Market Value (as defined in the 1997 Directors Option Plan) of the Common Stock subject to the option on the date that the option is granted. Except as provided in the 1997 Directors Option Plan, the term of the option will be for a period of ten years from the date the option is granted. See "Proposal No. 2--Adoption of 1997 Stock Option Plan for Non-Employee Directors."

     Stock Option Plan For Outside Directors. Pursuant to the Company's 1992 Stock Option Plan for Outside Directors (the "1992 Directors Plan"), each person who is neither an officer nor employee of the Company or its subsidiaries and who is elected or appointed a director of the Company (the "New Director") automatically receives on the date of his initial election or appointment to the Company's Board (the "Grant Date") an option to purchase 20,000 shares of the Company's Common Stock (the "Option") at a per share exercise price equal to the Fair Market Value (as defined in the 1992 Directors Plan) of the Company's Common Stock on the Grant Date.

     Options issued under the 1992 Directors Plan may be exercised as to 5,000 shares on the date which is six months and one day after the Grant Date and an additional 5,000 shares on each of the three successive anniversaries of the Grant Date. In the event that a New Director ceases to be a director of the Company, such person may exercise any portion of the Option that is exercisable by him at the time he ceases to be a director of the Company, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Company. However, in the event a "Change of Control of the Corporation" (as defined in the 1992 Directors Plan) shall occur, all options granted under the 1992 Directors Plan which are outstanding at the time a Change of Control of the Corporation occurs shall immediately become exercisable. Options granted under the 1992 Directors Plan have a term of ten years from the Grant Date and are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Mr. Hoffer Kaback, who was elected a director of the Company on November 1, 1989, was granted an Option at a per share exercise price of $1.09, the Fair Market Value of the Company's Common Stock on January 29, 1990, the date of the adoption of the 1992 Directors Plan by the Company's Board. Mr. Herbert J. Conrad, who was elected a director of the Company on October 14, 1993, was automatically granted an Option at a per share price of $5.8125. Mr. David Tendler and Mr. Virgil Thompson, who were elected as directors of the Company on June 2, 1994 were each automatically granted an Option at a per share exercise price of $2.9375. Mr. Charles MacDonald, who was elected as a director of the Company on October 24, 1994, was automatically granted an Option at a per share exercise price of $2.15625. Mr. Moses Marx, who was elected as a director of the Company on December 6, 1994, was automatically granted an Option at a per share exercise price of $2.375. Each of Ms. Wattleton and Messrs. Rosenfield and Weissbach will, if elected as a director at the Annual Meeting of Stockholders, receive an option to purchase 20,000 shares of the Company's Common Stock at a per share price equal to the Fair Market Value on the date of the Annual Meeting of Stockholders.

     Stock Compensation Plan for Outside Directors. Pursuant to the Company's Compensation Plan for Outside Directors (the "Compensation Plan"), each director of the Company who is neither an officer nor employee of the

Company or its subsidiaries (an "Outside Director") is awarded automatically, in lieu of cash compensation for services as a director, on the last business day of each full fiscal quarter subsequent to his election or appointment as an Outside Director, such number of shares of the Company's Common Stock as has an aggregate Fair Market Value (as defined in the Compensation Plan) equal to $2,500, based on the price of the Company's Common Stock on the date of issue (the "Shares"). The Compensation Plan provides that each Outside Director will be awarded Shares until such time as he is no longer an Outside Director. If an Outside Director ceases to be an Outside Director for any reason, the number of Shares which he will be awarded on the last business day of the Company's next fiscal quarter will be equal to one-third of the number of Shares which he would have been awarded on such date for each complete month that he was an Outside Director in the fiscal quarter in which he ceased to be an Outside Director.

     The Compensation Plan allows any Outside Director to defer the issuance and delivery of the Company's Common Stock awarded under the Compensation Plan until the termination of his services on the Company's Board or such other time as the Company's Board may determine. Virgil Thompson and the Company entered into a deferral agreement in June 1994 (the "Deferral Agreement") pursuant to which the issuance and delivery of the Company's Common Stock to be awarded to Mr. Thompson under the Compensation Plan has been deferred until after the date Mr. Thompson ceases to be a member of the Company's Board; provided, however, that any shares of the Company's Common Stock, the issuance of which was deferred, will be issued to Mr. Thompson at the time of a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company's assets, as defined in the Code, except that in determining whether there is a change in effective control by reason of a stock acquisition, there must be an acquisition of stock possessing at least 40% (as opposed to the 20% requirement set forth in the Code), of the total voting power of the Company's Common Stock.

     During the 1996 fiscal year, each Outside Director eligible to receive shares under the Compensation Plan received 380 shares of the Company's Common Stock on March 31, 1996, 300 shares of the Company's Common Stock on June 30, 1996, 314 shares of the Company's Common Stock on September 30, 1996 and 190 shares of the Company's Common Stock on December 31, 1996. On March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996, the Fair Market Value of the Company's Common Stock was $6.5625, $8.3125, $7.9375 and $13.125,
respectively. Each of Herbert Conrad, Hoffer Kaback, Charles MacDonald, Moses Marx, David Tendler, Dan Tolkowsky and Bradford Whitmore received an aggregate of 8,868 shares of the Company's Common Stock under the Compensation Plan for their services as director during the 1996 fiscal year. Mr. Fred Holubow, who did not stand for re-election at the 1996 Annual Meeting of Stockholders, received an aggregate of 380 shares of the Company's Common Stock under the Compensation Plan for his services as a director during the 1996 fiscal year.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT TO STOCKHOLDERS

     The report of the Compensation and Stock Option Committee (the "Compensation Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee is currently comprised of four directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees and administering the Company's stock option plans.

  Compensation Philosophy

     The Company has been engaged in the research, development, manufacture and marketing of products for human health care since its inception in 1980. One of the Company's strengths contributing to its success is the strong management team--many of whom have been with the Company for a significant period of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute, both short- and longer-term, to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options. In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during 1996 and executive's contribution to such performance.

     Under the Omnibus Budget Reconciliation Act ("OBRA") which was enacted in 1993, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "non-performance based" remuneration within the $1 million limit in order that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

  Base Salary

     Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biotechnology companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal year 1995, which was the base year for determining the salary increases awarded in June 1996. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biotechnology industry compensation surveys. In 1995, the Company, at the direction of the executive committee, amended the employment agreements with the executive officers to eliminate the specified annual minimum six percent salary increase.

  Bonus

     Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance.

  Stock Options

     The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants--who have significant responsibility for the management, growth and future success of the Company--with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock in the future at a specified price. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.

  1996 Compensation to Chief Executive Officer

     In reviewing and recommending Dr. Fass' salary and bonus and in awarding him stock options for fiscal year 1996 and for his future services, the Compensation Committee followed its compensation philosophy. Dr. Fass' annual salary was increased to $307,000 in June 1996, a 5.9% increase over the prior year, compared to a 5.5% increase in salary in June 1995 over the prior year. The Compensation Committee recommended this increase in salary over the prior year in recognition of Dr. Fass' achievements in establishing new commercial relationships and advancing the commercialization of many of the Company's products as well as achieving profitable financial results and enhancing stockholder value and credibility with Wall Street. For the 1995 fiscal year, Dr. Fass received a bonus of $110,000, representing approximately 27% of his cash compensation in bonus, which bonus was paid in 1996. The Committee recommended the particular dollar amount of Dr. Fass' bonus in recognition of Dr. Fass' efforts in establishing new commercial relationships and advancing the commercialization of many of the Company's products. In 1996, Dr. Fass was granted options to purchase 90,000 shares of the Company's Common Stock at an exercise price of $8.19, the fair market value on the date of grant, under the terms of the 1992 Stock Option Plan. The options become exercisable in equal installments over four years beginning on the first anniversary of the date of grant. The Compensation Committee believes a grant of a stock option to purchase 90,000 shares of the Company's Common Stock is reasonable, based on marketplace competitiveness, to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

                                 COMPENSATION AND STOCK OPTION COMMITTEE

                                                            -- MOSES MARX
                                                            -- DAVID TENDLER
                                                            -- VIRGIL THOMPSON
                                                            -- DAN TOLKOWSKY
                                       16

THE COMPANY'S PERFORMANCE

     The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the S&P 500 Index, (ii) an industry peer group index (the "1997 Peer Index") and (iii) the industry peer group index utilized in 1996 (the "1996 Peer Index"). The graph assumes (a) $100 was invested on December 31, 1991 in each of the Company's Common Stock, the stocks comprising the S&P 500 Index, the stocks comprising the 1997 Peer Index and the stocks comprising the 1996 Peer Index, and (b) the reinvestment of dividends. The 1997 Peer Index consists of Agouron Pharmaceuticals Inc., Alkermes Inc., Alliance Pharmaceutical Corp., Amgen Inc., Biochem Pharma Inc., Biogen Inc., Centocor Inc., Cephalon Inc., Chiron Corp., Genentech Inc., Genzyme Corp., Gilead Sciences Inc., IDEC Pharmaceuticals Corp., Immunex Corp., Interneuron Pharmaceuticals Inc., Isis Pharmaceuticals Inc., Ligand Pharmaceuticals Inc., Liposome Company Inc., Millennium Pharmaceuticals Inc., North American Vaccine Inc., Protein Design Labs Inc., QLT Phototherapeutics, Inc., Sepracor Inc., Sequus Pharmaceuticals, Inc. and Vertex Pharmaceuticals Inc. The 1996 Peer Index consists of Advanced Magnetics, Inc., Alpha-Beta Technology, Inc., Alteon Inc., AutoImmune, Inc., CellPro, Inc., CoCensys, Inc., Creative Biomolecules Inc., Cyanotech Corp., Cytogen Corp., DepoTech Corp., Epitope, Inc., Genelabs Technologies, Inc., Gensia, Inc., Genzyme Corp. (Tissue Repair), ICOS Corp., Immunomedics, Inc., Incyte Pharmaceuticals Inc., Integra Lifesciences Corp., Lifecorp Biomedical Inc., Magainin Pharmaceuticals Inc., Meridian Diagnostics, Inc., Metra Biosystems Inc., Neurex Corp., Noven Pharmaceuticals, Inc., Oncogene Science, Inc., Organogenesis Inc., Scios Inc., Sugen, Inc., Systemix, Inc., Theratech, Inc. (UT), U.S. Bioscience, Inc. and Vical, Inc. The 1997 Peer Index consists of all biotechnology companies with a market capitalization at December 31, 1996 in excess of $400 million; at that date the Company had a market capitalization of $599.6 million. The 1996 Peer Index consists of biotechnology companies with a market capitalization at December 31, 1995 of between $150 million and $250 million; at that date the Company had a market capitalization of $197.4 million. The Company changed the companies in the peer group index because of the significant increase in the Company's market capitalization between December 31, 1995 and December 31, 1996.

                             STOCK PERFORMANCE GRAPH

                       BIO-TECHNOLOGY GENERAL CORPORATION
                         ANALYSIS OF PEER GROUP INDICES

                    [GRAPHICAL REPRESENTATION OF GRAPH BELOW]

                       12/91    12/92      12/93     12/94     12/95      12/96
                       -----   -------    -------   -------   -------    -------
BTGC                    100     68.116     60.870    24.997    52.904    152.174
1997 Peer Index Group   100     92.876     98.481    89.786   256.199    350.217
1996 Peer Index Group   100    113.571    126.217   102.595   289.420    325.417
S&P 500                 100    104.464    111.834   110.113   147.673    177.597


                        PROPOSAL NO. 2--ADOPTION OF 1997
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     On March 12, 1997, the Board of Directors of the Company unanimously adopted the Bio-Technology General Corp. 1997 Stock Option Plan for Non-Employee Directors (the "1997 Directors Option Plan"), subject to stockholder approval. The Board of Directors believes that the continued growth and success of the Company will depend, in large part, upon the ability of the Company to retain on its Board of Directors knowledgeable persons who, through their efforts and expertise, can make a significant contribution to the success of the Company's business and to provide incentive for such directors to work for the best interests of the Company and its stockholders through ownership of its Common Stock. In assessing the recommendation of the Board, stockholders should consider that all current directors other than Dr. Fass, who is not eligible to participate in the 1997 Directors Option Plan, and Messrs. Kaback and MacDonald, who are not standing for re-election as a director, will benefit from the adoption of the 1997 Directors Option Plan and thus may be viewed to have a conflict of interest. The primary features of the 1997 Directors Option Plan are summarized below. The full text of the 1997 Stock Option Plan for Non-Employee

Directors is set forth in Appendix A to this Proxy Statement and the following discussion is qualified by reference thereto.

DESCRIPTION OF THE 1997 DIRECTORS OPTION PLAN

     Pursuant to the 1997 Directors Option Plan, (i) each person who is re-elected a non-employee director at the time the 1997 Directors Option Plan is adopted by the stockholders will automatically receive an option to purchase 7,500 shares of the Company's Common Stock on the date the 1997 Directors Option Plan is adopted, and (ii) each non-employee director will automatically receive an additional option to purchase 7,500 shares of the Company's Common Stock on the date such person is re-elected a director of the Company. The option exercise price per share of Common Stock will be the Fair Market Value (as defined in the 1997 Directors Option Plan) of the Common Stock on the date that the option is granted. The term of the option will be for a period of ten years from the date the option is granted, subject to earlier termination upon such person ceasing to be a director. A total of 500,000 shares of Common Stock will be reserved for issuance under the 1997 Directors Option Plan. The number of shares which may be issued under the 1997 Directors Option Plan is subject to adjustment to reflect any increase or decrease in the number of shares resulting from a stock split, stock dividend, consolidation or other similar capital adjustment.

     Except as set forth below, options become exercisable in four equal installments on the six month and first, second and third anniversaries of the date of grant. In the event a director ceases to be a director of the Company for any reason, such person may exercise the option, to the extent exercisable at the time he or she ceases to be a director of the Company, within six months after the date he or she ceases to be a director of the Company (one year if he or she ceases to be a director of the Company by reason of death). Options may not be transferred during the lifetime of an optionee. The 1997 Directors Option Plan provides that the options will become exercisable upon a change in control of the Company. For purposes thereof, a change in control of the Company is deemed to occur if (1) there occurs (A) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company's assets; (2) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company; (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 40% or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. In general, no option may be exercised more than six months after the termination of the optionee's service with the Company.

     The 1997 Directors Option Plan will be administered by the Board of Directors of the Company. However, the 1997 Directors Option Plan prescribes the individuals who would be awarded options, the numbers of shares subject to the options, and the terms and conditions of each award. The Board of Directors may at any time terminate the 1997 Directors Option Plan and may from time to time alter or amend the 1997 Directors Option Plan or any part thereof, provided that the rights of a director with respect to an option granted prior to such termination, alteration or amendment may not be impaired. In any event, no stock options may be granted under the 1997 Directors Option Plan after June 18, 2007.

     See "Certain Federal Income Tax Consequences" for a brief description of the tax consequences of the grant of options under the 1997 Directors Option Plan.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented at the 1997 Annual Meeting of Stockholders is required for the adoption of the 1997 Directors Option Plan. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

               PROPOSAL NO. 3--AMENDMENT TO 1992 STOCK OPTION PLAN

     On March 12, 1997, the Board of Directors of the Company unanimously adopted, subject to stockholder approval, an amendment to the Company's 1992 Stock Option Plan (the "Plan") which would increase the aggregate number of shares of Common Stock which may be issued thereunder from 6,000,000 to 12,000,000 shares, all of which would be available for the grant of either "incentive stock options," as defined in Section 422 of the Code, or options which do not qualify as incentive stock options (restricted stock options). The primary features of the Plan are summarized below. The full text of the Plan and the proposed amendments thereto are set forth in Appendix B to this Proxy Statement and the following discussion is qualified by reference thereto.

     The Board of Directors believes that approval of the amendments will serve the best interests of the Company and its stockholders by permitting the Company to continue to utilize stock options as a means to attract and retain key employees and consultants who are in a position to contribute materially to the successful conduct of the business and affairs of the Company and, in addition, to stimulate in such individuals an increased desire to render greater service to the Company and its subsidiaries. In addition, the availability of shares for grant under the Plan is important in that it provides the Company an alternative or additional means of compensating key employees and consultants. As of March 31, 1997, there were 1,246,850 shares available for future grants under the Plan.

DESCRIPTION OF THE PLAN

     The Plan is administered by the Compensation and Stock Option Committee (the "Committee") appointed by the Board of Directors, which has the authority to select optionees, designate the number of shares to be covered by each option and, subject to certain restrictions, specify other terms of the options. The Committee presently consists of Messrs. Moses Marx, David Tendler, Virgil Thompson and Dan Tolkowsky. Options may be granted by the Committee from time to time through February 27, 2002, the termination date of the Plan, to key employees of the Company or a subsidiary of the Company (a "Subsidiary"), within the meaning of Section 424(f) of the Code, and to consultants of the Company or a Subsidiary who are not employees (including employees who are also directors or officers of the Company or a Subsidiary). All employees are eligible to participate in the Plan and as of March 31, 1997 approximately 238 employees and consultants were participating in the Plan.

     The Plan, as currently in effect, permits the granting of options to purchase up to an aggregate of 6,000,000 shares of Common Stock of the Company. Under the Plan, the Company may grant incentive stock options and restricted stock options (a "non-ISO"). Under the Plan, the exercise price for shares covered by an incentive stock option may not be less than 100% of the fair market value (as defined in the Plan) of the Common Stock on the date of grant (110% in the case of a grant to an employee who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary entitled to vote (a "10% Stockholder")). The exercise price for shares covered by a non-ISO may not be less than the par value of the Common Stock at the date of grant. All options must expire no later than ten years (five years in the case of an incentive stock option granted to a 10% Stockholder) from the date of grant. The Plan also provides that the options will become exercisable upon a change in control of the Company. For purposes thereof, a change in control of the Company is deemed to occur if (1) there occurs (A) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company's assets; (2) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company;
(3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 40% or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Any option outstanding after February 27, 2002 will remain in effect until it is exercised, terminates or expires in accordance with its terms. The Plan also provides that, following termination of employment, (i) if an optionee's employment is terminated for cause, he has thirty days to exercise his option to the extent it is exercisable on the date of termination of employment, (ii) if an optionee's employment is terminated without cause or he voluntarily leaves the employ of the Company, he has three months, or such longer period as the Committee may at its sole discretion determine, to exercise his option to the extent exercisable on the date of termination of employment, and (iii) if an optionee shall cease to be employed by the Company as the result of his death or disability, he has 12 months to exercise his option to the extent exercisable on the date he ceased to be employed.

     See "Certain Federal Income Tax Consequences" for a brief description of the tax consequences of the grant of options under the Plan.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Following is a summary of the salient Federal income tax consequences associated with options granted under the 1997 Directors Option Plan and the Plan.

     An optionee will not realize taxable income upon the grant of an option. In general, the holder of a non-ISO will recognize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. (If a non-ISO is exercised within six months after the date of grant and if the optionee is subject to the six-month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, the optionee generally recognizes ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, the optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised (or, if later, the time ordinary income was recognized with respect to the exercise).

     The holder of an incentive stock option does not realize taxable income upon exercise of the option, although the option spread is an item of tax preference income potentially subject to the alternative minimum tax. If the stock acquired upon exercise of the incentive stock option is sold or otherwise disposed of within two years from the incentive stock option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

     In general, if an optionee delivers previously-owned shares in payment of the exercise price of an option, no gain or loss will be recognized on the exchange of the previously-owned shares for an equivalent number of newly issued shares. However, if the previously-owned shares delivered in payment of the exercise price were acquired pursuant to the exercise of an incentive stock option and if the requisite incentive stock option holding periods are not satisfied (see the preceding paragraph), then the optionee will realize ordinary income on the delivery of the previously-owned shares as in the case of any other "early" disposition of incentive stock option-acquired shares. If the option being exercised is a non-ISO, the optionee will realize ordinary income equal to the amount by which the fair market value of the Common Stock received exceeds the exercise price (as if the exercise price were paid in cash).

     The Code imposes certain limitations on the deductibility of executive compensation paid by public companies. In general, the Company will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. It is contemplated that the individual grant limitations on options which may be made to any employee in any calendar year under the Plan will enable the Committee to grant options which would qualify for the "performance-based compensation" exclusion under the new deduction limitation provisions. Nevertheless, although the Company encourages the Committee to consider the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award under the Plan would qualify for the deduction limitation exclusion.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen LLP have been the independent auditors for the Company since December 1990 and will serve in that capacity for the 1997 fiscal year. A representative of Arthur Andersen LLP will be present at the Annual

Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 1, 1998 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                            By Order of the Board of Directors

                                            Roy L. Goldman
                                            Secretary

Dated: April 30, 1997

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: BIO-TECHNOLOGY GENERAL CORP., ATTENTION: LEAH BERKOVITS, 70 WOOD AVENUE SOUTH, ISELIN, NEW JERSEY 08830.

                                                                      APPENDIX A

                          BIO-TECHNOLOGY GENERAL CORP.
                1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     1. Purpose.

     The purpose of this 1997 Stock Option Plan for Non-Employee Directors (the "Plan") of Bio-Technology General Corp. (the "Corporation") is to strengthen the Corporation's ability to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Corporation's business by serving as members of the Corporation's Board of Directors and to provide additional incentive for such directors to continue to work for the best interests of the Corporation and its stockholders through ownership of its Common Stock, $.01 par value (the "Common Stock"). Accordingly, the Corporation will grant to each non-employee director options to purchase shares of the Corporation's Common Stock on the terms and conditions hereafter established.

     2. Stock Subject to Plan.

     The Company may issue and sell a total of 500,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

     3. Administration of the Plan.

     The Plan shall be administered by the Board of Directors of the Corporation (the "Board"). The interpretation and construction by the Board of any provisions of the Plan or of any other matters related to the Plan shall be final. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

     The Board of Directors may at any time amend, alter, suspend or terminate the Plan; provided, however, that any such action would not impair any option to purchase Common Stock theretofore granted under the Plan; and provided further that without the approval of the Corporation's stockholders, no amendments or alterations would be made which would (i) increase the number of shares of Common Stock that may be purchased by each non-employee director under the Plan (except as permitted by Paragraph 10), (ii) increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan (except as permitted by Paragraph 10), (iii) decrease the option exercise price (except as permitted by Paragraph 10), or (iv) extend the period during which outstanding options granted under the Plan may be exercised; and provided further that Paragraph 5 of the Plan shall not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     4. Eligibility.

     All non-employee directors of the Corporation shall be eligible to receive options under the Plan. Receipt of stock options under any other stock option plan maintained by the Corporation or any subsidiary shall not, for that reason, preclude a director from receiving options under the Plan.

     5. Grants.

     (i) Each person who is re-elected as a non-employee director at the time the Plan is adopted by the stockholders of the Corporation shall on the date of such adoption of the Plan (the "Initial Grant Date") be issued an option to purchase 7,500 shares of the Corporation's Common Stock (the "Initial Option") at the following price for the following term and otherwise in accordance with the terms of the Plan:

          (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Initial Option on the Initial Grant Date.

          (b) Except as provided herein, the term of an Initial Option shall be for a period of ten (10) years from the Initial Grant Date.

     (ii) In addition, each non-employee director shall, on each subsequent date of such non-employee director's re-election to the Board at the Company's annual meeting of stockholders (the "Additional Grant Date"), be granted an option to purchase 7,500 shares of the Corporation's Common Stock (the "Additional Option") at the following price for the following term and otherwise in accordance with the terms of the Plan:

          (a) The option exercise price per share of Common Stock shall be the Fair Market Value (as defined below) of the Common Stock covered by such Additional Option on the Additional Grant Date.

          (b) Except as provided herein, the term of an Additional Option shall be for a period of ten (10) years from the Additional Grant Date.

     (iii) "Fair Market Value" shall mean, for each Grant Date, (A) if the Common Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), the closing sale price of the Common Stock on such date, as officially reported on the NYSE or the ASE, or (B) if no shares of Common Stock are then listed or admitted to trading on the NYSE or the ASE, the closing sale price or, if none, the average of the closing bid and asked prices, of the Common Stock on such date on the Nasdaq National Market or, if no shares of Common Stock are then quoted on the Nasdaq National Market, the average of the closing bid and asked prices of the Common Stock on such date on NASDAQ or, if no shares of Common Stock are then quoted on NASDAQ, the average of the bid and asked prices of the Common Stock on such date as reported in the over-the-counter system. If no bid and asked prices thereof are then so quoted or published in the over-the-counter market, "Fair Market Value" shall mean the fair value per share of Common Stock (assuming for the purposes of this calculation the economic equivalence of all shares of classes of capital stock), as determined on a fully diluted basis in good faith by the Board, as of a date which is 15 days preceding such Grant Date.

     (iv) Options granted hereunder shall not be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     6. Regulatory Compliance and Listing.

     The issuance or delivery of any Option may be postponed by the Corporation for such period as may be required to comply with the Federal securities laws, any applicable listing requirements of any applicable securities exchange and any other law or regulation applicable to the issuance or delivery of such Options, and the Corporation shall not be obligated to issue or deliver any Options if the issuance or delivery of such options would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

         7. Restrictions on Exercisability and Sale.

          (i) Except as provided in Section 7(ii) below, each Option granted under the Plan may be exercisable as to 25% of the total number of shares issuable under such Option on the date six months after the date of grant and as to an additional 25% on each of the first, second and third anniversaries of the date of grant.

          (ii) If any event constituting a "Change in Control of the Corporation" shall occur, all Options granted under the Plan which are outstanding at the time a Change of Control of the Corporation shall occur shall immediately become exercisable. A "Change in Control of the Corporation" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or (ii) the stockholders of the Corporation shall approve any plan or proposal for liquidation or dissolution of the Corporation, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Corporation's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Corporation, or
     (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     8. Cessation as Director.

     In the event that the holder of an Option granted pursuant to the Plan shall cease to be a director of the Corporation for any reason (other than death) such holder may exercise any portion of the Option that is exercisable by him at the time he ceases to be a director of the Corporation, but only to the extent such Option is exercisable as of such date, within six months after the date he ceases to be a director of the Corporation.

     9. Death.

     In the event that a holder of an Option granted pursuant to the Plan shall die, any option granted to such holder shall be immediately and automatically accelerated and become fully vested and all unexercised Options shall be exercisable by his estate, personal representative or beneficiary, for a period of twelve months after the date of his death.

     10. Stock Splits, Mergers, etc.

     In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number and option exercise price per share of Common Stock which may be purchased under any outstanding Options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Corporation's Common Stock and stock of another corporation but does not constitute a Change in Control of the Corporation, the Corporation will make a reasonable effort, but shall not be required, to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

     11. Transferability.

     Options are not assignable or transferable, except upon the optionholder's death to a beneficiary designated by the optionee in accordance with procedures established by the Board or, if no designated beneficiary shall survive the optionholder, pursuant to the optionholder's will or by the laws of descent and distribution, to the extent set forth in Section 9 and during the optionholder's lifetime, may be exercised only by him.

     12. Exercise of Options.

     An optionholder electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares of Common Stock that he has elected to acquire. An optionholder shall have no rights of a stockholder with respect to shares of Common Stock covered by his Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his option.

     13. Payment.

     The Option exercise price shall be payable in cash, check or in shares of Common Stock upon the exercise of the Option. If the shares of Common Stock are tendered as payment of the Option exercise price, the value of such shares shall be the Fair Market Value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Corporation shall instead return the difference in cash or by check to the director.

     14. Obligation to Exercise Option.

     The granting of an Option shall impose no obligation on the director to exercise such option.

     15. Continuance as Director.

     Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Corporation's stockholders.

     16. Term of Plan.

     The Plan shall be effective as of the date on which it is adopted by the stockholders of the Company. The Plan will terminate on the date ten years after the date of adoption by the stockholders of the Company, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).

                                                                      APPENDIX B

     Below is the text of the Company's 1992 Stock Option Plan as proposed to be amended pursuant to Proposal No. 3. Proposed language to the 1992 Stock Option Plan is set forth in bold print and the language to be deleted is set forth in brackets.

                          BIO-TECHNOLOGY GENERAL CORP.
                             1992 STOCK OPTION PLAN

     1. Purpose. The purpose of the Bio-Technology General Corp. 1992 Stock Option Plan (the "Plan") is to enable Bio-Technology General Corp. (the "Company") and its stockholders to secure the benefits of common stock ownership by key personnel of the Company and its subsidiaries. The Board of Directors of the Company (the "Board") believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the continued profitability and long-term future growth of the Company.

     2. Stock Subject to the Plan. The Company may issue and sell a total of 12,000,000 [6,000,000] shares of its common stock, $.01 par value (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

     3. Administration. The Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board. To the extent required by the applicable provisions of Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no member of the Committee shall have received an option under the Plan or any other plan within one year before his or her appointment or such other period as may be prescribed by said Rule. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

     4. Eligibility. Options may be granted under the Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), and to consultants to the Company or a Subsidiary who are not employees. Options may not be granted to directors of the Company or a Subsidiary who are not also employees of or consultants to the Company and/or a Subsidiary. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom options will be granted, and will fix the number of shares covered by each such option and establish the terms and conditions thereof, including, without limitation, the exercise price, restrictions on exercisability of the option or on the disposition of the shares of Common Stock issued upon exercise of the option, and whether or not the option is to be treated as an incentive stock option within the meaning of
Section 422 of the Code (an "Incentive Stock Option").

     5. Terms and Conditions of Options. Each option granted under the Plan will be evidenced by a written agreement in a form approved by the Committee. Each such option will be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan (and, in the case of an Incentive Stock Option, not inconsistent with the provisions of the Code applicable thereto) as the Committee deems appropriate.

     (a) Option Exercise Price. In the case of an option which is not treated as an Incentive Stock Option, the exercise price per share may not be less than the par value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "ten percent shareholder")). For purposes hereof, the fair market value of a share of Common Stock on any date will be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

     (b) Option Period. The period during which an option may be exercised will be fixed by the Committee and will not exceed 10 years from the date the option is granted (5 years in the case of an Incentive Stock Option granted to a "ten percent shareholder").

     (c) Exercise of Options. No option will become exercisable unless the person to whom the option was granted remains in the continuous employ or service of the Company or a Subsidiary for at least one year (or for such other period as the Committee may designate) from the date the option is granted. Subject to earlier termination of the option as provided herein, unless the Committee determines otherwise, options will be exercisable from and after the date of grant. Vesting or other restrictions on the exercisability of an option will be set forth in the related option agreement. All or part of the exercisable portion of an option may be exercised at any time during the option period. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment of the exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations).

     (d) Payment of Exercise Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously-owned shares of Common Stock and installment payments under the optionee's promissory note.

     (e) Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments), and the applicable income tax withholding obligation has been satisfied or provided for. The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     (f) Nontransferability of Options. No option granted under the Plan may be assigned or transferred except by will or by the applicable laws of descent and distribution; and each such option may be exercised during the optionee's lifetime only by the optionee.

     (g) Termination of Employment or Other Service. If an optionee ceases to be employed by or to perform services for the Company and any Subsidiary for any reason other than death or disability (defined below), then, unless extended by the Committee acting in its sole discretion, each outstanding option granted to him or her under the Plan will terminate on the date three months after the date of such termination of employment or service, or, if earlier, the date specified in the option agreement. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then, unless extended by the Committee acting in its sole discretion, each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For purposes hereof, the term "disability" means the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or a Subsidiary by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

     (h) Incentive Stock Options. In the case of an Incentive Stock Option granted under the Plan, at the time the option is granted, the aggregate fair market value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year may not exceed $100,000.

     (i) Other Provisions. The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     (j) Maximum Option Grant. The maximum option grant which may be made to an employee of the Company in any calendar year shall not cover more than 250,000 shares.

     6. Capital Changes, Reorganization, Sale.

     (a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which options may be granted under the Plan, the maximum number of shares for which options may be granted to any employee in any calendar year, the number and class of shares covered by each outstanding option and the exercise price per share shall all be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

     (b) Acceleration of Vesting Upon Change of Control. If there is a change of control of the Company (as defined in subparagraph (f) below), then all outstanding options shall become fully exercisable whether or not the vesting conditions, if any, set forth in the related option agreements have been satisfied, and each optionee shall have the right to exercise his or her options prior to such change of control and for as long thereafter as the option shall remain in effect in accordance with its terms and the provisions hereof.

     (c) Conversion of Options on Stock for Stock Exchange. If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate, subject to the provisions of subparagraph (b) above and the optionees' prior exercise rights thereunder. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. In accordance with subparagraph (b) above, the converted options shall be fully vested whether or not the vesting requirements set forth in the option agreement have been satisfied.

     (d) Fractional Shares. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from the adjustment.

     (e)Determination of Board to be Final. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made in such a manner so as not to constitute a "modification" as defined in Section 424(h) of the Code and so as not to cause the optionee's Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option.

     (f) Change of Control Defined. For purposes hereof, a change in control of the Company is deemed to occur if (1) there occurs (A) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company's assets; (2) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company; (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 40% or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     7. Amendment and Termination of the Plan. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the holders of a majority of the Common Stock issued and outstanding. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

     8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

     9. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of Delaware.

     10. Decisions and Determinations of Committee to be Final. Except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, the Committee shall have full power and authority to interpret the Plan and any option agreement made under the Plan and to determine all issues which arise thereunder or in connection therewith, and the decision of the Board or the Committee, as the case may be, shall be binding and conclusive on all interested persons.

     11. Term of the Plan. The Plan shall be effective as of February 28, 1992, the date on which it was adopted by the Board, subject to the approval of the stockholders of the Company, which approval was granted on June1, 1992. The Plan will terminate on February 27, 2002, the date ten years after the date of adoption by the Board, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).

                          BIO-TECHNOLOGY GENERAL CORP.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 18, 1997

     Herbert Conrad, Sim Fass and Dan Tolkowsky, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Bio-Technology General Corp. held of record by the undersigned on April 28, 1997, at the Annual Meeting of Stockholders to be held at 11:00 A.M. on Wednesday, June 18, 1997, at The University Club, 1 West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                                                                -----------
                                                                SEE REVERSE
                                                                   SIDE
                                                                -----------
    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE.

                           WITHHELD
                   FOR     FOR ALL
PROPOSALS NO. 1--  [ ]       [ ]   Nominees are:
ELECTION                           HERBERT CONRAD, SIM FASS, MOSES MARX,
OF DIRECTORS                       ALLEN ROSENFIELD, DAVID TENDLER, VIRGIL
                                   THOMPSON, DAN TOLKOWSKY, FAYE WATTLETON AND
                                   HERBERT WEISSBACH.

FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appear(s) below):

----------------------------------------------


                                               FOR    AGAINST  ABSTAIN
2. Proposal No. 2--Adoption of the             [ ]      [ ]      [ ]
   Bio-Technology General Corp.
   1997 Stock Option Plan for Non-
   Employee Directors.


                                               FOR    AGAINST  ABSTAIN
3. Proposal No. 3--Amendment to                [ ]      [ ]      [ ]
   the Bio-Technology General Corp.
   1992 Stock Option Plan to increase
   the number of shares of Common
   Stock which may be issued there-
   under.



                            Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.



SIGNATURE(S)________________________________________________DATE________________
IMPORTANT:  Please sign exactly as name appears above. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.